Exhibit 10.1

*** Confidential Treatment Requested

AMENDED AND RESTATED NON-EXCLUSIVE DISTRIBUTION AGREEMENT

This AMENDED AND RESTATED NON-EXCLUSIVE DISTRIBUTION AGREEMENT (the “Agreement”) is made as of the 30th day of March 2004, by and between Poly Implants Protheses, S.A., a French corporation (“Supplier”) and III Acquisition Corp., a Delaware corporation and/or its wholly owned subsidiaries (“Distributor”).

RECITALS

WHEREAS the Supplier is the manufacturer of smooth and textured breast implant products (the “Breast Implants”) which Supplier desires to have distributed throughout North America, including the United States of America and Canada, and any territories of the United States of America and Canada (the “Territory”);

WHEREAS the Distributor desires to distribute the Breast Implants, along with any other products manufactured or sold by the Supplier (collectively, the “Products”) in the Territory on a non-exclusive basis;

WHEREAS Supplier and Distributor have previously entered into a Non-Exclusive Distribution Agreement dated as of October 27, 1999 (the “Original Agreement”) in which Supplier granted Distributor the non-exclusive right to distribute the Products in the Territory; and

WHEREAS Supplier and Distributor desire in this Agreement to amend and restate the Original Agreement in its entirety to set forth in full the agreements and understandings of the parties with respect to the distribution of the Products in the Territory and certain related matters, including the filing, prosecution and ownership of the Pre-Market Approval (“PMA”) application currently in preparation for Supplier’s pre-filled saline Breast Implant products, which the parties anticipate will be submitted to the United States Department of Health and Human Resources, Food and Drug Administration (the “FDA”) no later than 2005.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth below, the parties hereto agree as follows:

1.             Distribution Rights.  Supplier hereby grants to Distributor a non-exclusive right and license to distribute the Products for sale throughout the Territory during the term of this Agreement.  Supplier agrees that if the other non-exclusive distributor of the products, PIP/USA, Inc., breaches its agreement with Supplier or PIP/USA, Inc.’s agreement is cancelled or terminated for any reason, Supplier will not execute any other non-exclusive distribution agreement with any other party and this Agreement shall become exclusive with respect to distribution of the Products in the Territory.  Distributor has only distribution rights under this Agreement.  At no time while this Agreement is in effect will Distributor, directly or indirectly (through other companies, agents, subsidiaries or otherwise), manufacture equivalent breast implants that conform with the PMA contemplated in this Agreement.  At no time while this

Agreement is in effect will Supplier, directly or indirectly (through other customers, agents, subsidiaries or otherwise), with the exception of the non-exclusive distribution agreement already in place between Supplier and PIP/USA, Inc.:

(a)           sell the Products in the Territory; or

(b)           sell the Products to any person or entity with reasonable basis to believe that such person or entity, or someone acting on their behalf, will resell the Products into the Territory; or

(c)           appoint or license any other person or entity as a distributor or representative of the Products without specifically prohibiting such person or entity, in writing, from selling or reselling the Products into the Territory; or

(d)           sell any components and/or parts for the Products that may be used in manufacturing the Products for any person or entity in the Territory other than the Distributor.

2.             Terms and Renewal.  This Agreement and the rights granted Distributor hereunder shall be for an initial term of ten (10) years, beginning on the date first written above.  Thereafter, the Distributor shall have the option of renewing this Agreement on the same terms and conditions for three (3) additional five (5) year terms, provided Distributor is not in default of any provisions of this Agreement at the date of renewal, which renewal shall be automatic unless the Distributor notifies Supplier of Distributor’s intent not to renew at least sixty (60) days prior to the renewal date.

3.             Orders and Shipping.

(a)           Order Placement and Allocation.  Distributor shall place all orders for the Products with Supplier in writing on a weekly basis (the “Purchase Orders”).  Supplier shall use commercially reasonable efforts to ship the Products on the Purchase Orders to Distributor within thirty (30) days of the date of the Purchase Order.  Distributor shall provide to Supplier monthly an estimate of Products to be required for the following three months.  In the event an order (prorated from a weekly basis to a monthly basis) is in excess of 20% above the budgeted order amount, then Supplier shall not be required to fulfill such excess above 20% within such 30-day period but shall use commercially reasonable efforts to ship the excess Products as soon as practicable.

(b)           Title and Risk of Loss.  All Products shall be shipped C.I.F. to the Distributor at such location designated by Distributor or such other location as Distributor may notify Supplier of from time to time.  Supplier shall pay all costs associated with shipping the Products to Distributor, including, without limitation, freight costs, license fees and taxes.  Distributor shall pay any applicable customs duties and United States freight handling charges.

(c)           Incorrect or Erroneous Shipment.  In the event the Products shipped to Distributor do not conform to the Purchase Order, Supplier shall correct any such errors at no cost to Distributor within ten (10) days written notice by Distributor of such error.

(d)           Late Shipments.  In the event that Supplier has not shipped Products under the Purchase Order within forty five (45) days of the date of the Purchase Order (a “Late Shipment”), Supplier agrees to allow Distributor to take a discount equal to ten percent (10%) per month (prorated for parts of months) that the Product in such Purchase Order remains unshipped.

(e)           Minimum Purchases.  The minimum number of Breast Implant units to be purchased by Distributor from Supplier in each calendar year of this Agreement following Clearance (as defined in Section 4(c) below) shall, unless otherwise agreed by the parties in writing, be the figure set forth opposite each year of this Agreement set forth below, with Year 1 being the year in which Clearance occurs and with the amounts in Year 1 being prorated based on the number of days in such year following the date of Clearance:

Year 1	* * *
Year 2	* * *
Year 3	* * *
Year 4	* * *
Year 5 and after	* * *

In the event silicone filled Breast Implants shall hereafter be approved or cleared for marketing in the United States, the amounts set forth above for each year of this Agreement (or part thereof on a prorated basis) shall be reduced to a number equal to * * *% of the number for such year set forth above (or such actual lesser percentage amount as shall equal the actual percentage of the total United States Breast Implant market captured by saline filled Breast Implants).

4.             Pricing and Payment Terms.

(a)           Price.  Distributor shall pay $* * * per saline Breast Implant unit.  In the event of unforseen market forces, including predatory pricing by competitors and/or substantial increases in raw material costs, the parties shall engage in good faith efforts to renegotiate the price of the saline Breast Implants.  Any agreed price increase will only be effective after a ninety (90) day written notice by Supplier to Distributor.  The price and terms for any Products other than the saline Breast Implants shall be as mutually agreed upon by the parties hereto.  Subject to the terms of this Agreement, Distributor shall pay a minimum price of $* * * per saline Breast Implant unit.  If the weighted average of the net sales price of saline Breast Implant Products sold by Distributor exceeds $* * * per saline Breast Implant unit during any calendar quarter (the amount of such excess, the “Excess Amount”), then Distributor shall pay within 45 days of the end of such quarter to Supplier as additional purchase price for each unit sold during such quarter an amount equal to the product of (1) * * * and (2) the Excess Amount.  The foregoing calculation shall be made by Distributor after the end of each calendar quarter beginning with the first full calendar quarter commencing after Clearance (as defined in Section 4(c) below).  Example:

Weighted Average Resale price $* * *            Purchase price $* * *

Weighted Average Resale price $* * *            Purchase price per unit sold in quarter $* * * + $* * *  = $* * *, with additional payment due of $* * * x n, where n equals the number of units sold in the quarter

(b)           Terms for Payment.  Distributor agrees to pay invoices as shipped and billed by Supplier within Forty Five (45) after delivery, less any discounts for Late Shipments as described in Section 3(d) above.  If Distributor fails to make payment under this Section 4(b) within the time specified, Supplier may during the time such payments remain unpaid cease making shipments to Distributor under Section 3.

(c)           Additional Payment Agreements.  Following the date an amount equal to the Offset Amount (as calculated under Section 4(d) below) has been accrued under this Section 4(c), Distributor agrees to pay to Supplier the following sums to the extent the cumulative sums calculated hereunder exceed the Offset Amount, such payments to be calculated and paid on a calendar quarterly basis within 45 days of the end of each quarter (the first such period ending at the end of the first complete calendar quarter following the date of Clearance (as defined below), with Distributor preparing an annual reconciliation (to account for product returns, replacements, discounts, etc.) and any adjustments not implemented in prior quarters being implemented in the fourth quarter payment.  Commencing with FDA approval of the PMA and clearance (including customs and labeling clearance) to market the pre-filled saline Breast Implant Products in the United States (the date of such clearance, “Clearance”), Distributor shall pay to Supplier for Product purchased and accepted for sale in the United States an amount equal to the following percentages of Distributor’s Product profit (surgeon selling price less (i) landed cost of Product to Distributor and (ii) any shipping and handling costs paid by Distributor):

Year 1	* * *%
Year 2	* * *%
Year 3	* * *%
Year 4	* * *%
Year 5	* * *%

The years set forth above will commence with the first sale of Product following Clearance and the first year will be the first consecutive 12-month period beginning with the month in which Clearance occurs.  Distributor shall retain any amount otherwise payable under this Section 4(c) that equals the Offset Amount.

(d)           Offset Amount.  Notwithstanding anything to the contrary contained in Section 4(c), Distributor shall not be obligated to pay to Supplier any sums calculated under Section 4(c) above until such time that the cumulative amounts calculated under Section 4(c) exceed US$* * * (the “Offset Amount”).  After such time, Distributor shall have no obligation to

Supplier with respect to the Offset Amount and its sole obligation under Section 4(c) will be to pay the future amounts in excess of the Offset Amount as calculated under Section 4(c).

(e)           Product Warranty Claims/Promissory Note.  As of February 29, 2004, Supplier had certain obligations to patients and doctors in respect of claims related to products sold by PIP/USA, Inc. and Distributor (“Existing Claims”).  Distributor will undertake to administer and pay up to US$1,657,675 of such Existing Claim amounts, with Distributor consulting with Supplier prior to paying any such Existing Claim amounts.  If Distributor determines in its sole discretion that payment of any Existing Claim amount is necessary or advisable to (1) prosecute or maintain the PMA, (2) settle any presently existing litigation or any related or similar case, (3) avoid any adverse regulatory action, or (4) continue to market Products in any geographical market, then Distributor may without consent of Supplier pay any such Existing Claim amount.  If with respect to any Existing Claim amount Distributor does not make the determination set forth in the immediately preceding sentence, then Distributor will consult with Supplier in the administration of such Existing Claim.  Unless Supplier (i) engages counsel reasonably acceptable to Distributor to consult on such Existing Claim administration and (ii) separately indemnifies Distributor from and against any loss, claim or liability related to such Existing Claim in a manner reasonably acceptable to Distributor, Distributor may pay such Existing Claim amount.  If Supplier engages counsel and provides the indemnity as set forth in the immediately preceding sentence in respect of an Existing Claim covered by such sentence, then Distributor will not pay the respective Existing Claim amount without Supplier’s consent, which consent will not unreasonably be withheld.  In consideration of the foregoing undertaking by Distributor, Supplier will issue to Distributor a revolving promissory note (the “Note”) in the initial nominal principal amount of US$1,657,675 (and an actual principal amount equal to the Existing Claim amounts paid by Distributor), with interest on the principal amount at a rate per annum equal to 6.75%.  The principal amount payable under the Note shall be increased by any additional amounts paid by Distributor on Supplier’s or PIP/USA, Inc.’s behalf with respect to products sold by Supplier, PIP/USA, Inc. or Distributor in the Territory that are not in respect of Existing Claims.

(f)            Limitations on Obligations in the Event of No Clearance.  In the event the FDA does not approve the PMA and grant marketing clearance to Distributor for the pre-filled saline Breast Implant as a result of the action or inaction of Supplier, including Supplier’s failure to meet FDA GMP requirements or provide adequate pre-clinical data and other information, then the amount owed under Section 4(e) above shall equal US$* * *, plus the principal amount of the Note, and such amount shall be immediately due and payable.  In the event the FDA does not approve the PMA and grant marketing clearance to Distributor for the pre-filled saline Breast Implant as a result of the action or inaction of Distributor, but excluding Supplier’s failure to provide any necessary modules, information, assistance or access, then the amount owed under the Note referred to in Section 4(e) above shall be immediately due and payable.

(g)           Right to Inspect.  From time to time during the term of this Agreement, Supplier and its representatives shall have the right to inspect and make copies of the books and records of Distributor relating to sales of Products for the purpose of confirming Distributor’s compliance with the terms of this Agreement.  Such inspection may occur not more frequently than once in any three consecutive month period and shall be during ordinary business hours at Distributor’s place of business upon not less than three business days advance notice.  Supplier shall bear all of the costs of such inspection unless it is determined that Distributor has underpaid Supplier by an amount equal to five percent (5%) or more of the amounts paid during the period covered by the inspection, in which case Distributor shall reimburse Supplier for all of such costs.

5.             Marketing Assistance.  Supplier will provide Distributor with marketing assistance as requested by Distributor at no cost to Distributor, including but not limited to, provision of samples, “sizers” and up-to-date brochures for the Products in languages appropriate to the Territory.  Symposia costs from the date hereof shall be the responsibility of the Distributor.  Any other promotional materials, promotional assistance and related issues shall be determined by the mutual, written agreement of the parties.

6.             The Products.

(a)           Definition.  As used in this Agreement, the terms “Products” includes not only the products of the Supplier in existence as of the date hereof or licensed to Supplier by any third party, but any and all products of the Supplier in existence or licensed to Supplier by any third party at any time while this Agreement is in effect, including all upgrades, changes, amendments, improvements and modifications thereto, as well as, any parts and components necessary for the repair and replacement thereof.

(b)           Packaging.  Supplier shall adequately label, package and deliver the Products in accordance with all applicable regulations, including applicable regulations in the Territory, using references to and trademarks of the Supplier, and Supplier shall bear all costs associated with packaging of the Products except that Distributor shall bear all costs associated with printing of labels and package inserts for the Products to be sold in the Territory.

(c)           Defective Products.  Supplier shall accept the return of any Products that Distributor’s Quality Assurance and/or Regulatory departments find unacceptable (“Rejected Products”) and upon return of such Rejected Products, shall provide Distributor with new Products at no cost.

(d)           Replacement Program.  Supplier agrees to credit Distributor as follows for payments made to and replacement product sent to surgeons (the “Replacement Product”) under a product warranty program.  The Supplier agrees to the following reimbursement to the Distributor for saline Breast Implants:

                              (i)            If a saline Breast Implant deflates within five (5) years of the date of implantation, the Distributor shall receive a credit of * * * Dollars (US$* * *) and two replacement implants at * * *.

                              (ii)           If a saline Breast Implant deflates at any time between five (5) and ten (10) years following the date of implantation, the Distributor shall receive a credit for * * * replacement implants at * * *.

                              (iii)          If a saline Breast Implant deflates at any time after ten (10) years from the date of implantation, the Distributor shall receive a credit for one replacement implant at * * *.

(e)           Replacement Procedure.  Supplier agrees that Distributor, in its sole discretion, may send Replacement Product and payments to surgeons to cover re-implantation (the “Re-Implantation Fees”) and, upon written notice by Distributor describing the original product, the Replacement Product and the Re-Implantation Fees, Supplier agrees to credit the Distributor for One Hundred Percent (100%) of the cost of * * * Replacement Products and the Re-Implantation Fee of * * * Dollars (US$* * *).

(f)            Representations, Warranties and Covenants.  Supplier represents, warrants and covenants that:

                              (i)        Supplier has the right, title and interest in and to the distribution of the Products necessary to enter into and perform its obligations to Distributor hereunder; and

                              (ii)       The Products operate and perform as intended; and

                              (iii)      Supplier has complied with all applicable laws and regulations with respect to the Products, including, without limitation, FDA approval and compliance; and

                              (iv)      Subject to Sections 7 and 8 below, during the term of this Agreement Supplier will be solely responsible for, and have a continuing obligation to obtain and maintain, all necessary non-Territory government and regulatory approvals and compliance with respect to the Products, including ISO certification, and all necessary GMP certification relating to the Territory; and

                              (v)       Supplier will be responsible for funding for all of its non-PMA application costs, including (A) Supplier’s United States litigation and settlement costs (including indemnity responsibilities), (B) United States warranty and deflation costs and (C) other product liability claims arising from Supplier’s Breast Implants sold in the United States; and

                              (vi)      Supplier will immediately pay all accrued sums presently owed * * * and terminate the current contract with * * * and release him from any conflict of interest in working with Distributor through delivering to * * * any letter reasonably requested by him; and

                              (vii)     Supplier will immediately pay all accrued sums presently owed * * * and terminate its relationship with * * * and release * * * from any conflict of interest in working with Distributor through delivering to * * * any letter reasonably requested by * * * ; and

                              (viii)    Except as provided in Section 7 below with respect to the PMA and future PMA-related (and other Territory regulatory approval) costs, Supplier will remain responsible for its operations and related financial obligations, including PIP/USA, Inc. deflation costs and indemnification costs and its other obligations under this Agreement.

(g)           Indemnification.  Supplier agrees to hold Distributor harmless and indemnify, reimburse and defend Distributor, upon request, at Supplier’s cost, with mutually acceptable counsel, from any proceeding related to any claim asserted against Distributor or its customers with respect to the Products (including without limitation, Product liability claims) or with respect to any previous agreements that the Supplier may have had with any other party regarding the distribution in the Territory of the Products or which otherwise arises out of Supplier’s relationship with Distributor (including without limitation any action arising out of the failure of Supplier to comply with any government or regulatory requirements) and shall pay Distributor for all amounts owed by Distributor to third persons and expenses incurred by Distributor in connection with any such claim or suit.

7.             Regulatory Responsibilities.

(a)           From and after the date hereof, Distributor shall assume (subject to Section 6(f) and Section 7(b)) at Distributor’s expense all responsibilities for the PMA application and program, and for other similar Territory regulatory approvals, for the pre-filled saline Breast Implant.  Additionally, Distributor shall assume general management responsibilities for the explant investigation program.

(b)           Supplier agrees to conduct at its expense any additional or revised pre-clinical testing required for the PMA application.  Supplier will be responsible for mechanical or other testing to be performed at Supplier’s location and all manufacturing, process and production record, report and compliance preparation and maintenance.  Supplier agrees immediately after the date hereof to provide access to Distributor to all records (including all past PMA-related records and all past and future manufacturing, process and production records), data, information, reports, clinical programs and consultants requested by Distributor to complete the PMA submission and subsequent FDA requests and to provide at its own expense all additional assistance requested by Distributor in connection with the PMA application, other regulatory applications in the Territory and future management and maintenance of marketing clearances in the Territory.  Supplier shall notify Distributor immediately should Supplier become aware of any defect or condition which may render any of the Products in violation of the United States Food, Drug and Cosmetic Act, FDA regulations, other Territory regulations or which in any way alters the specification and quality of the Products.

(c)           For the purpose of maximizing the likelihood of FDA GMP approval and clearance, Supplier agrees to allow an inspector of Distributor’s selection to inspect Supplier’s facilities, processes, operations and records prior to the FDA’s GMP inspection of Supplier’s facilities.  Supplier further agrees promptly to implement the recommendations the inspector reasonably makes as necessary or appropriate for the purpose of obtaining FDA GMP approval and clearance.  In addition, Supplier agrees to permit one or more representatives of Distributor or other experts to participate directly in cooperation with Supplier in the preparation of PMA application modules.

(d)           All Territory regulatory approvals (including the PMA application) shall be applied for, issued and registered in Distributor’s name.  Commencing immediately, the ownership of the PMA application (and related applications and PMA application work in process) for Supplier’s pre-filled saline breast implant will be transferred to Distributor.  For avoidance of doubt, Distributor will own in its own name the PMA and related marketing clearance once issued.

8.             Quality Assurance Responsibilities.  Supplier agrees that, in order to expedite the acceptance of Products by Distributor’s Quality Assurance and/or Regulatory departments, that Distributor will, at Supplier’s expense, implement Quality Assurance and/or Regulatory programs and/or personnel into the Supplier’s manufacturing facilities.  Supplier grants Distributor the right to conduct Quality Assurance and/or Regulatory audits (based on Distributor’s Quality Assurance standards, which at all times shall incorporate applicable FDA and GMP requirements) using Distributor’s personnel, Supplier’s personnel and/or independent consultants on a quarterly basis or more frequent spot basis.  Supplier agrees that Supplier will cure any curable deficiencies within ten (10) days of written notice by Distributor of any such Quality Assurance and/or Regulatory audits and commence curing all other curable deficiencies that are curable but not reasonably subject of cure within 10 days.  Supplier agrees to credit Distributor’s account in the amount of Five Thousand Dollars (US$5,000.00) per day for every calendar day that any deficiencies remain uncured following the ten (10) day written notice period described above.  Similarly, following Clearance Distributor agrees to credit Supplier’s account in the amount of Five Thousand Dollars (US$5,000.00) per day for every calendar day that any deficiencies imposed by the FDA on Distributor and relating to Distributor’s obligations under this Agreement remain uncured following the 10-day period commencing on the later of the date of Distributor’s receipt of notice thereof from the FDA or the date imposed by the FDA for cure or compliance.

9.             Distributor’s Representations and Warranties.

(a)           Product Warranties of Supplier.  Distributor acknowledges that Supplier has the exclusive right to determine the product guarantees and warranties to be provided on each of its products, with the exception of the Replacement Program and other specific and implied warranties contained herein.

(b)           Conduct of Distributor and its Representatives.  Distributor agrees not to make any commitments either orally or in writing with respect to Supplier or on Supplier’s behalf unless such commitment is specifically authorized hereunder or Supplier specifically authorizes Distributor in writing make such commitment.  Distributor agrees not to make any representations outside the agreed Territory specified in this Agreement or subsequently agreed to in writing by the parties hereto.  Any leads or contacts outside the Territory generated through the efforts of the Distributor will be promptly forwarded to the Supplier.  Distributor further agrees to conduct all representations in a positive and professional manner.

(c)           Regulatory Approvals.  Subject to Sections 6(f), 7 and 8 above, from and after the date hereof, during the term of this Agreement Distributor will be solely responsible for, and have a continuing obligation to obtain and maintain, all necessary Territory government and regulatory approvals and compliance with respect to the Products, including prosecution of the PMA application for pre-filled saline implants, related clinical studies, and reporting and monitoring of implant recipients.  Subject to Sections 6(f), 7 and 8 above, Distributor will pay all future costs of prosecuting the PMA application with the FDA.

(d)           Costs.  Distributor will be responsible for its own non-indemnified litigation costs, its distributor warranty obligations and its other obligations under this Agreement.

10.          Operational Commitments.  Distributor agrees to the following:

(a)           Rotation of Stock.  Distributor shall rotate its stock of saline breast implants on a first-in/first-out basis of shelf life based on the time of receipt from Supplier.  For any given size, the oldest saline breast implants in Distributor’s stock will be dispatched first and the most recently received saline breast implants in any size will be sold last.

(b)           Controlled Conditions of Saline Breast Implant Storage.  Distributor agrees to store the Products within a restricted access storage area that is secure, clean (with a documented regular cleaning program in force), infestation fee, temperature controlled and organized according to established Quality Assurance and/or Regulatory requirements.

(c)           Maintenance of Quarantine Area.  Distributor shall maintain a clearly segregated and marked out quarantine area which is labeled as such and which is maintained with Distributor’s Quality Assurance and/or Regulatory policies, including a quarantine log book.

(d)           Complaint Procedure.  All complaints shall be handled by Distributor’s established complaint procedure and the details of each complaint shall be forwarded by fax to Supplier on a regular basis.

(e)           Returned Products.  All returned Products shall be handled by Distributor’s established return procedure and the details of each return shall be documented.

(f)            Implant Tracking and Product Recalls.  All Products sold by Distributor shall have Lot Number and Serial Number records as established by Distributor’s Regulatory and/or Quality Assurance departments and Distributor shall maintain these records so that each and every Product, up to and including when the Product is used or implanted, can be tracked in accordance with the USFDA tracking requirements then in effect.

(g)           Medical Device Reports (“MDRs”).  Any adverse effect reported by a patient, whether critical or chronic, which may be associated with a potential Product malfunction shall be immediately reported by Distributor according to the FDA MDR requirements then in effect.

(h)           Monitoring Implant Clinical Studies.  From and after the date hereof, Supplier will provide non-financial cooperation to Distributor in the clinical studies of Supplier’s saline breast implants, including providing non-financial cooperation to Distributor in collecting information and documentation from participating surgeons and communicating any problems with the clinical studies to Distributor.

(i)            Product Warranty Procedure.  Distributor agrees to return to the Supplier (after suitable liquid sterilization), in compliance with FDA requirements not later than the first Tuesday of the month following each calendar month, all breast implants returned to Distributor in such month that are subject to a warranty claim.  Each returned implant will be accompanied by (i) the related Medical Device Registration Form and (ii) the related Explant Data Form.  If provided to Distributor by the physician, Distributor will also supply to Supplier on the later of the date set forth in the previous sentence or within three business days of receipt thereof (1) the related Implantation Operative Report, (2) the related Pre-Explantation Operative Report, and (3) in the case of implant deflation, related photos.

11.          Notification of Material or Process Change.  Supplier shall notify Distributor prior to implementing any changes in the manufacture, assembly, labeling of the Product or the processes used to produce the Product (the “Change Notification”).  No such change will be made by Supplier without first obtaining the approval of Distributor’s Quality Assurance manager in writing.  Supplier agrees to give Distributor one full and complete set of Supplier’s Standard Operating Procedures (“SOPs”) and Manufacturing Procedures and to provide Distributor with any and all revisions, corrections and/or additions to the SOPs and Manufacturing Procedures as implemented at Supplier’s facilities.

12.          Product Documentation.  Supplier agrees to forward to Distributor with each shipment of Product all documentation generated during the production of the Product including, but not limited to:

(a)           all raw material testing records;

(b)           all manufacturing records;

(c)           all sterilization reports; and

(d)           all final Product testing reports.

Supplier agrees that any discrepancies shall be cured at Supplier’s expense.

13.          Patents and Trademarks.

(a)           Patents.  Supplier shall notify Distributor promptly of any United States and foreign patents which may now or hereafter be pending covering any of the Products.

Supplier shall diligently prosecute any applications for United States and foreign patents which may now or hereafter be pending covering any of the Products and, on issuance of any such patent, prosecute each infringer thereof.  Supplier shall defend, indemnify and hold harmless Distributor from and against any liability arising out of a claim of patent infringement made with respect to any of the Products.  Supplier agrees to repurchase from Distributor, at a price equivalent to the full purchase price paid by Distributor, any quantity of Products in Distributor’s inventory which Products Distributor reasonably believes it should not or cannot sell, based upon an opinion of counsel that future sales of such Product by Distributor may result in patent infringement, or because of a decision, whether interlocutory or final, rendered in any patent infringement action.  Supplier hereby grants to Distributor a royalty free perpetual license to all such patents.  This license will survive during the term of this Agreement.

(b)           Trademarks and Trade Names.          Distributor recognizes that Supplier is the owner of the trademarks and trade names which are used in the promotion and sale of the Products and that Distributor has no right or interest in such trademarks and trade names.  Supplier hereby grants Distributor the royalty free right to use Supplier’s trademarks on the Products during the term of this Agreement, it being understood that Distributor shall discontinue the use of such trademarks upon the termination of this Agreement and disclaims any rights in the trademarks other than the said license.

14.          Product Liability Insurance.  If Supplier obtains product liability insurance for the Products, such insurance shall contain either a vendor’s endorsement or contractual liability coverage referencing the indemnification provisions contained herein on all Products.  Upon issuance of any such product liability insurance, Supplier shall immediately furnish to Distributor a certificate of insurance issued by the carrier evidencing the foregoing endorsements, coverages and limits and such insurance shall not be cancelable by Supplier without at least fifteen (15) days prior written notice to Distributor.

15.          Default; Termination.  Subject to the provisions of Section 17 below, either party shall have the right to terminate this Agreement upon written notice if the other party hereto:

(a)           commits or suffers any act of bankruptcy or insolvency; or

(b)           shall fail to perform or fulfill, at any time and in the manner herein provided, any obligation or condition required to be performed or fulfilled by such party hereunder, and if such party fails to remedy any such failure within sixty (60) days after notice thereof from the non-defaulting party.

The non-defaulting party shall have the right to terminate this Agreement by giving written notice of termination to the defaulting party at any time within ninety (90) days after the 60-day default period set forth in clause (b) above.  Termination under this Section 15 shall not be deemed an election, but shall be in addition to other rights and remedies available to the non-defaulting party.

On the termination of this Agreement, for whatever reason, Supplier shall continue to honor Distributor’s orders for Products up to the effective date of termination and, other than in connection with expiration of the term of this Agreement, for a period of sixty (60) days thereafter and Distributor shall pay for such Products all on the terms and conditions of this Agreement.  Upon effectiveness of termination, Distributor shall have the option of returning all Products then in inventory to Supplier for full credit or continue to sell the Products for a period of no more than One Hundred and Twenty (120) days after termination, at the end of which period Distributor may then return all unsold Products in inventory for full credit.

16.          Confidentiality.  The parties acknowledge and agree that, pursuant to this Agreement, valuable information of a confidential nature may be disclosed by one or more parties to another; that such information shall be retained by either party in confidence; and that the transmittal of such information by any party to the another party is upon the expressed condition that the information is to be used solely for the purpose of effectuating this Agreement.  No party shall, either during the term of this Agreement or after its termination, use, publish or disclose or cause anyone else to use, publish or disclose the terms and conditions hereunder, any marketing information supplied by another party or any other information considered by either party hereto to be confidential, proprietary or a trade secret.  Notwithstanding anything in the foregoing, the above restrictions on disclosure and use shall not apply to any information which a party can show by written evidence was known to it at the time of receipt from the other party or which may subsequently be obtained from sources other than the other party who are not bound by a confidentiality agreement with either party.

17.          Contingencies.  Except with respect to obtaining or maintaining GMP compliance and with respect to failure to maintain compliance with the Quality Assurance programs in accordance with Section 8 above,

(a)           neither Supplier or Distributor shall be liable for its failure to perform hereunder (except for obligations to make payments hereunder) if performance is made impossible due to any occurrence beyond its reasonable control, including, but not limited to, acts of God, fires, floods, wars, sabotage, accidents, equipment failure, labor disputes or shortages, government laws, ordinances, rules, regulations, standards or decrees, whether valid or invalid (including but not limited to, priorities, requisitions, allocations and price adjustment restrictions), inability to obtain raw materials, equipment or transportation, and any other similar occurrence, and

(b)           neither Supplier nor Distributor shall be liable for its failure to perform hereunder if Supplier or Distributor ceases or suspends the operation of all facilities where Distributor is selling or Supplier is producing the Products deliverable hereunder, because said facilities, the operation thereof, and/or the product therefrom fails to comply with any governmental law, regulation, ordinance, standard, order or decree relating to health, safety or environmental matters.

Notwithstanding anything to the contrary contained herein, the failure to cure a condition set forth in this Section 17 within the times specified in Section 15 shall be grounds for termination of this Agreement as provided in Section 15.

If either party reasonably believes it is impossible to take corrective action to remedy any occurrence under clause (a) above or to achieve or maintain compliance under clause (b) above, such party may suspend or terminate this Agreement upon written notice to the other party in accordance with Section 15.  The party who fails to perform as a result of any occurrence described in clause (a) or (b) above shall notify the other party of any such occurrence, setting forth the full particulars in connection therewith, and shall promptly notify the other party of the cessation of such occurrence.  In no event shall either party be required by this Section 17 to settle strikes, lockouts or other labor difficulties contrary to its best interest.

18.          Dispute Resolution.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the State of Delaware, before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  This Agreement and the parties’ performance under it shall be construed in accordance with the laws of the State of Delaware.

19.          Miscellaneous.

(a)           Assignment.  Except as expressly provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, however, that the rights and obligations of Distributor or MediCor hereunder may be assigned to any entity controlled by MediCor; provided that such entity assumes all rights and obligations of Distributor or MediCor, as applicable, hereunder and Distributor remains liable for all of its obligations hereunder incurred prior to the effective date of such assignment.

(b)           Waiver.  Failure of either party to exercise or enforce any right under this Agreement upon one occasion shall not waive the right to exercise or enforce the same on another occasion.  The waiver by either party of one or more terms, conditions or defaults of this Agreement shall not constitute a waiver of the remaining terms and conditions or of any future defaults of this Agreement.

(c)           Governing Law.  The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Delaware.

(d)           Headings.  The headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such paragraph.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument and agreement.

(f)            Notices.  Any notices under this Agreement shall be in writing addressed to the Chief Executive Officer of such party at the address set forth on the signature page hereof, or such other addresses as a party may notify the other party in writing) and shall be delivered by certified mail, return receipt requested or by an overnight delivery service of international standing.

(g)           Acknowledgment.  The parties, and each of them, represent and warrant that, in entering into this Agreement, they have read this Agreement, they have had this Agreement explained by counsel of their choice, they are aware of the contents and legal effect of this Agreement and they are acting on the advice of counsel of their choice.

(h)           Expenses.  Each party shall bear his or its own expenses, including attorneys’ fees, incurred by it, in connection with the negotiation, execution, delivery and performance of this Agreement.

(i)            Severability.  In the event that any provision of this Agreement shall be held invalid, such provision shall not affect the validity of the remainder of this Agreement, and the remainder of this Agreement shall be construed as if the invalid provision or provisions had not been included.

(j)            Entire Agreement.  The parties acknowledge that no representation, promise or inducement has been made other than as set forth in this Agreement, and that they are not entering into this Agreement in reliance upon any representation, promise or inducement not set forth herein.  This Agreement supersedes all prior negotiations, understandings and agreements (including the Original Agreement which it amends and restates in its entirety) of any kind, written or oral, with respect to the subject matter hereof and contains all of the terms and provisions of agreement between the parties hereto with respect to the subject matter hereof  provided, however, that nothing in this Agreement shall supersede rights or obligations of the parties under the Original Agreement with respect to events occurring prior to the date hereof, except that Distributor’s claims under the Original Agreement for reimbursement for PMA-related clinical study costs under the Original Agreement shall be canceled hereby in consideration of the transfer to Distributor of the PMA and Distributor’s claims under the Original Agreement in respect of product replacement costs and legal expenses accrued through February 29, 2004 shall be canceled hereby.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement the day and year first above written.

“Supplier”		“Distributor”
Poly Implants Protheses, S.A.		III Acquisition Corp.

By:		By:

Title:		Title:

Address:	337 Avenue de Bruxelles	Address:	4560 S. Decatur Blvd
	83514 La Seyne Sur Mer France		Suite 300
Las Vegas, NV 89103

Phone:	+33 (04) 94-10-98-10	Phone:	+1 (702) 932-4560

Fax:	+33 (04) 94-10-98-11	Fax:	+1 (702) 932-4561